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                                    EXHIBIT 5
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                        Opinion of Baker & Hostetler LLP


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                              BAKER & HOSTETLER LLP
                            3200 NATIONAL CITY CENTER
                              1900 E. NINTH STREET
                               CLEVELAND, OH 44114

                                 April 15, 1997

The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, OH  44143

         Re: Common Shares issuable under The Progressive Corporation 1995 Incentive Plan

Gentlemen:

                  We have acted as counsel to The Progressive Corporation, an Ohio corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, relating to the offering of up to 5,000,000 Common Shares, $1.00 par value (the "Common Shares"), of the Company pursuant to the Company's 1995 Incentive Plan (the "Plan").

                  In connection with the foregoing, we have examined (a) the Amended Articles of Incorporation, as amended, and the Code of Regulations of the Company, (b) the Plan, and (c) such records of the corporate proceedings of the Company and such other documents as we deem necessary to render this opinion.

                  Based on such examination, we are of the opinion that:

                  1. The Company is a corporation duly organized and validly existing under the laws of the State of Ohio.

                  2. The Common Shares available for issuance under the Plan, when issued and sold pursuant to the Plan, will be legally issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                                 Very truly yours,

                                                 /s/ Baker & Hostetler LLP

                                                 Baker & Hostetler LLP